Exhibit 21.1

SUBSIDIARIES OF SMART ONLINE, INC.

Name of Subsidiary	State of Incorporation	Continuing Operations

Smart Commerce, Inc.	Delaware	Continuing

Smart CRM, Inc.	Delaware	Discontinued